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                                                                     EXHIBIT 5.1


                               October 29, 1999


PepsiAmericas, Inc.
3800 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

Gentlemen:

     We are counsel to PepsiAmericas, Inc. (the "Company"), a Delaware corporation, in connection with its filing of a registration statement on Form S-3, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 14,202,161 shares of the Company's Class B common stock.

     We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

     Based on the foregoing, it is our opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully-paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in such registration statement.

                                                  Very truly yours,

                                                  BRIGGS AND MORGAN
                                                  Professional Association


                                                  By /s/ Brian D. Wenger
                                                    ----------------------------
                                                   Brian D. Wenger